Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 6, 2026, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Krispy Kreme, Inc. on Form 10-K for the fiscal year ended December 28, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Krispy Kreme, Inc. on Form S-8 (File No. 333-276045 and File No. 333-257696).

/s/GRANT THORNTON LLP

Denver, Colorado
March 6, 2026